Exhibit 10.18

[LOGO]

December 15, 2003

Mr. David W. Dewey
{address redacted}
{address redacted}

Dear David,

This letter confirms our agreement concerning your decision to resign employment at the end of March and to then begin working with us as an independent consultant.

Position Status:	You have decided that you would like to continue in your current position as an employee and officer until Saturday, April 3, 2004. You have tendered, and I have accepted, your resignation effective that date from all positions (including subsidiary directorships) with Department 56, Inc. and its direct and indirect subsidiaries (collectively, “D56”).

Beginning Sunday, April 4, 2004, D56 will engage you, and you have committed to serve, as an independent consultant. This engagement is intended to continue from that date through March 31, 2005 (the “Consulting Period”), and the Consulting Period may be extended past that time by mutual agreement.

Compensation:	Your salary as an employee will continue at the current annual rate of $368,000 until the effective date of your resignation.

In consideration for your services during the Consulting Period and the non-competition covenants contained in this letter agreement, D56 will pay you a regular fee of $20,833.33 per month during each month of the Consulting Period and you will be eligible for the cash incentive payments described below.

Cash Incentives:	You will be eligible to receive a bonus based on overall corporate performance in 2004. This “Corporate Performance Bonus” will be calculated in a manner consistent with the 2004 defined bonus program for Department 56, Inc. officers and is illustrated on the attached spreadsheet. The final bonus program structure and EPS budget target are subject to the approval of the Board of Directors, and actual payout amounts will not be determined and paid until closure and Board acceptance of the 2004 full-year audited financials.

You will also be eligible to receive two “Giftware Performance Bonuses”, the structure of each of which is set out and illustrated on the attached spreadsheets.

Benefits:	Your employee benefits will cease upon the effective date of your resignation. At your own expense you could then continue health and certain other insurances per our then-current COBRA plans.

Stock Options & Restricted Stock:	For so long as you are a consultant to D56 under this letter agreement, you will be able to hold and continue vesting in the stock options and restricted shares you have been awarded.

Consulting Duties:	Throughout the Consulting Period you would, on an as-needed basis (recognizing that foreign product development trips may be more than half-time), regularly perform a broad range of advisory, technical and commercial services on behalf of D56 with regard to product development and sourcing, including –

  Development of product to be introduced in December 2004/January 2005/May 2005 in existing or new non-collectible lines, including samples production and delivery
  Oversight of vendor relations and collectible product in development during the Consulting Period
  Identification of potential new vendors, product features, and design or manufacturing innovations
  Weekly meeting with {redacted name} and other members of the Creative, Product Development and Sourcing teams concerning products or designs in-process and any other business issues
  Regular meeting with Marketing, Creative and Product Development personnel regarding product and design direction and other business issues
  Transition and training of {redacted names} and any other existing or new personnel regarding any aspect of product development, sourcing, vendor relations or their job responsibilities
  Transition and facilitation of {redacted name} consulting services in vendor price negotiations, quality issues, product specification adjustment for feasibility concerns, and coordination of sculpting approvals.

You would also perform such other services as I, {redacted name} or {redacted name} may request from time to time during the Consulting Period. In performing your services during the Consulting Period you will do so consistent with D56 direction and policies, including the Code of Ethics and Business Conduct. In this connection, during and after the Consulting Period you will keep confidential and not disclose any and all non-public D56 information.

You will make yourself available for contact by D56 regularly throughout the Consulting Period. In this regard, you will keep us apprised of your home and mobile phone numbers. You will also provide advance notice and itinerary and contact information for any travel (including holiday and product development trips) outside the Minneapolis area. D56 will reimburse your reasonable travel expenses for any foreign product development trips of which

D56 has prior notice and during which at least half of your time is spent performing services for D56 under this letter agreement.

Early Termination Of Consulting Period:	In the event that D56 or you (1) commit any material fraud against the other, (2) commit any unlawful act which adversely affects the other’s commercial prospects or (3) willfully or habitually breach or neglect our respective obligations under this letter agreement, the other party hereto may terminate the consulting engagement with 30 days’ prior notice in writing, and during such 30 day period you and D56 shall meet to attempt to resolve the matters giving rise to the termination notice. In the event D56 has delivered valid notice, does not rescind it and an early termination thereby occurs, the fixed monthly consulting fee shall be prorated on a daily basis for the month termination is effective, any 2004 cash bonus payments will be prorated on a daily basis from the first day of the 2004 fiscal year to the effective date of the early termination, and any 2005 cash bonus payment shall be prorated from the first day of the 2005 fiscal year in which you have been engaged by D56 under this letter agreement to the effective date of the early termination. In the event you have delivered valid notice, do not rescind it and an early termination thereby occurs, the fixed monthly consulting fee shall be payable through the month of March 2005 and there shall be no proration of any cash bonus payments, irrespective the early termination.

Non-Competition:	From the date hereof through one year following expiration of the Consulting Period, you agree that you will not own (other than a negligible interest), manage, operate, join, be employed by or otherwise provide services anywhere in the world to:
  Any of D56’s existing Village or Snowbabies factories (including any new factories they may establish or sponsor) (example: {redacted names});
  Any person or firm engaged in the design, development, production or distribution of miniature decorative or collectible buildings or coordinated “village” accessories; or
  Any person or firm engaged in the design, development, production or distribution of giftware, home décor or tabletop products for the wholesale Gift & Specialty Retail trade (examples: {redacted names}), except that you may work or deal on products for Mass Market distribution with any such person or firm described in this third bullet point so long as such person or firm already is a product manufacturer for the Mass Market channel.

From the date hereof through one year following expiration of the Consulting Period, you will keep us informed of other giftware, collectibles, and home décor businesses you work with, and other products you develop, for distribution through the Gift, Specialty Retail or Department Store channels.

In addition, you will not at anytime from the date hereof through five years following expiration of the Consulting Period:

  make any statement (under circumstances reasonably likely to become public or that you might reasonably expect to become public) critical of D56 or any of its employees, officers, directors, representatives, products, activities or practices, or in any way adversely affecting or otherwise maligning the business or reputation of D56 or any of its employees, officers, directors or representatives; or
  directly or indirectly divert or interfere with any of the employees, customers or suppliers of D56, or solicit for employment or business with any of D56‘s employees or representatives.

The foregoing supersedes all other non-compete, non-solicitation, non-disparagement, and non-interference covenants you have made in favor of D56, all of which are of no further effect.

Assignment of Creations:	You assign, and agree to assign. all ownership of copyright, know-how and other intellectual property created, conceived or commissioned by you in the course of your delivery of consulting services under this engagement, all of which shall be deemed “works for hire”.

General Legal Release:	Upon the effective date of your resignation as an employee, you will sign and deliver to D56 a release in the form of Exhibit A to this letter agreement.

Nature of Legal Relationship:	D56 will continue its practice of having all binding purchase orders issued by OVP personnel. Accordingly, during the Consulting Period and thereafter you will be able to discuss and reach informal understanding with vendors as to indicative terms much as you do today, but shall not be authorized to enter into any legally binding obligations on behalf of D56 as its agent. Your relationship to D56 during the Consulting Period shall be as an independent contractor, not as an employee, and you shall be responsible for all taxes, withholding, and the acquisition and cost of any insurances or benefits that are afforded by D56 in light of your status as an employee prior to your resignation of employment.

Legal Matters:	The laws of Minnesota shall govern this letter agreement, and all disputes shall be decided by binding AAA arbitration in Minneapolis after good faith negotiation. The parties agree that specific performance and injunctive relief shall be available, in addition to all other remedies available at law or in equity. This letter agreement may be amended or waived only in a writing signed by both parties. The provisions of this letter agreement are severable so that invalidity of any provision shall not affect the enforceability or validity of any other provision.

You agree that the covenants contained under the section captioned “Non-Competition” are reasonable and valid in geographic, temporal and subject-matter scope and in all other respects, and do not pose limitations greater than necessary to protect the goodwill and other business interests of D56, which you agree could foreseeably be harmed in an irreparable manner by your breach. If any arbitrator or court determines any of such covenants, or any part thereof, is unenforceable because of scope, such authority shall be deemed by this letter agreement to have the power to reduce the scope to the extent legally necessary and such covenant shall then be enforceable to the maximum extent legally permitted; with respect to geographic scope in particular, if a court or arbitrator deems such scope overbroad, the parties agree that the court or arbitrator may reduce such scope by one-mile increments to the extent necessary to satisfy such authority that the restricted territory is fair and reasonably required for the protection of D56‘s interests.

Kindly sign the enclosed copy of this letter in the space provided below to confirm this as our mutual agreement, superseding all prior understandings and agreements with respect to any of the subject matter hereof.

Sincerely,

/s/   Susan Engel

Susan Engel
Chairwoman & CEO

Confirmed and agreed:

/s/   David W. Dewey

David W. Dewey

Exhibit A to Letter Agreement between
David W. Dewey and Department 56, Inc.

EMPLOYEE RELEASE

David W. Dewey (“Employee”), in consideration for the payment of monies and benefits by Department 56, Inc. (the “Company”) pursuant to the Letter Agreement to which this Release is annexed as Exhibit A (the “Letter Agreement”), does hereby confirm his agreement and delivery of this Release by setting forth his signature in the space provided below.

Employee, on behalf of himself and his heirs and representatives, hereby releases Company and all of its affiliates, predecessors, subsidiaries, successors, employees, officers, directors, agents, insurers, representatives, counsel, shareholders, and all other persons, entities, and corporations affiliated or related with any of them, from all liability for damages, claims, and, demands, whether known or unknown, of any kind, including all claims for costs, expenses, and attorneys’ fees arising out of any events, acts, decisions, or omissions occurring prior to execution of this Release (including, but not limited to, Employee’s resignation of employment with Company). Employee understands that this Release is a full, final and complete settlement and release of all his claims whatsoever.

Without limiting the generality of the foregoing, Employee does hereby waive, release and discharge, and agree to hold harmless Company from, any and all rights, claims and causes of action whatsoever Employee may have, or which may arise, against Company for all claims, including equitable or at law and including but not limited to those based on libel, invasion of privacy, violation of any right of publicity, copyright or trademark infringement in connection with any publication or use, past, present or future, of Employee’s name, image, signature or any photographic reproductions, modifications or alterations thereof in conjunction with Company’s promotional material and products. Employee hereby further assigns to Company all his right, title and interest in any and all inventions, discoveries, improvements and ideas, whether or not in writing or reduced to practice and whether or not patentable or copyrightable, made, authored or conceived by Employee, whether by the Employee’s individual efforts or in connection with the efforts of others, and that either (i) relate or related to the Company’s business, products or processes, past, present, anticipated or under development, or (ii) result or resulted from the Employee’s employment by Company, or (iii) use or used Company’s equipment, supplies, facilities or trade secret information.

Employee further agrees that he will not institute any claim for damages, by charge or otherwise, nor otherwise authorize any other party, governmental or otherwise, to institute any claim for damages via administrative or legal proceedings against Company, its affiliates, predecessors, subsidiaries, successors, employees, officers, directors, agents, insurers, representatives, counsel, shareholders, and all other persons, entities, and corporations affiliated or related with any of them based on any events, acts, decisions, or omissions occurring prior to execution of this Release. Employee also waives the right to money damages or other legal or equitable relief awarded by any governmental agency related to any such claim.

ADDITIONALLY, THIS RELEASE SPECIFICALLY WAIVES ALL OF EMPLOYEE’S RIGHTS AND CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967 (29 U.S.C. § 621 et seq.), AS AMENDED, AND THE OLDER WORKERS’ BENEFIT PROTECTION ACT, AS AMENDED. In connection with this waiver, Employee acknowledges and agrees to the following:

a.	Employee is not waiving any rights or claims under the Age Discrimination in Employment Act of 1967, as amended, that may arise after this Release is executed.

b.

Employee can waive rights or claims under the Age Discrimination in Employment Act only in exchange for consideration that this is in addition to anything of value to which Employee is already entitled.

c.	Employee has carefully read and fully understands all of the provisions and effects of this Release and Employee knowingly and voluntarily entered into all of the terms set forth herein.

Employee’s signature below evidences Employee’s understanding and voluntary waiver of all claims against the Company, including but not limited to those pursuant to the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act.

Notwithstanding anything in this Release to the contrary, Employee does not release the Company of any of its obligations or any of Employee’s claims or demands (1) under the Letter Agreement or (2) under any employee pension benefit plan or employee welfare benefit plan under ERISA (“Employees Retirement Income Security Act”, 29U.S.C. Sec 1001 et seq.), which rights shall be governed by the terms of any such plans maintained by the Company.

/s/ ____________________________ David W. Dewey	Date: April 3, 2004